Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Bioceres Crop Solutions Corp. on Form 20-F, of our report,  dated March 30, 2022, which includes an explanatory paragraph as to Pro Farm Group, Inc.’s (formerly known as Marrone Bio Innovations, Inc.) ability to continue as a going concern,  with respect to our audits of the consolidated financial statements  of Pro Farm Group, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is incorporated by reference in this Annual Report on Form 20-F of Bioceres Crop Solutions, Inc. for the year ended June 30, 2022.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

October 28, 2022